UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2009
MEDICAL PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)
Commission File Number 001-32559

Maryland (State or other jurisdiction of incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2009, Medical Properties Trust, Inc. ( “MPT”) and William G. McKenzie agreed to restructure Mr. McKenzie’s responsibilities to MPT so as to permit Mr. McKenzie to focus his activities on a company owned by his family and unrelated to MPT while continuing to provide services to MPT on a part-time basis. Mr. McKenzie, who served as Vice-Chairman of the Board of Directors and an executive officer of MPT until February 27, 2009, will continue to serve as the Vice-Chairman of MPT’s Board of Directors.
MPT and Mr. McKenzie entered into a Second Amendment to the Amended and Restated Employment Agreement between them (the “Agreement”), pursuant to which, effective immediately, Mr. McKenzie will serve as a non-executive part-time employee and as the Vice-Chairman of MPT’s Board of Directors for an initial term of one year. The Agreement will be automatically extended for additional one-year periods unless earlier terminated or either party gives the other notice of its intent to terminate at least sixty days prior to the end of the initial term or the next renewal period. Pursuant to the terms of the Agreement, Mr. McKenzie is entitled to an annual base salary of $60,000 and an annual cash incentive bonus consistent with such bonus policy as may be adopted by MPT based on Mr. McKenzie’s contribution to MPT’s performance. Mr. McKenzie will also be eligible to receive stock-based awards approved by the Compensation Committee in accordance with MPT’s 2004 Equity Incentive Plan. Mr. McKenzie is entitled to director and officer insurance and reimbursement of reasonable expenses under the Agreement.
The Agreement provides that in the event of a change of control of MPT, Mr. McKenzie will become 100% vested in his outstanding stock options and restricted common stock. If MPT terminates Mr. McKenzie’s employment for cause, or if Mr. McKenzie terminates his employment without “good reason,” he will not be entitled to any accrued bonus or other benefits and he will forfeit all accrued stock options and unvested restricted common stock. If MPT terminates Mr. McKenzie’s employment without cause or fails to renew the Agreement, Mr. McKenzie will be entitled to receive compensation and benefits as follows: (i) any salary, bonus, expense reimbursements and all other compensation related payments that are payable as of the effective date of the termination, (ii) the prorated amount of any bonus for the year in which the termination occurs, (iii) any remaining amount of salary payable through the then current term of the Agreement and (iv) any restricted stock will continue to vest on the same schedule and according to the same terms as such grants would have had his employment not been terminated. In the event that any payment or benefit received by Mr. McKenzie in connection with the termination of his employment results in an excise tax being imposed pursuant to Internal Revenue Code Section 4999 on such payment or benefit, MPT shall be required to pay Mr. McKenzie a gross-up for such excise tax. The Agreement contains customary non-compete and confidentiality provisions.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ Michael G. Stewart
Michael G. Stewart
Executive Vice President, General Counsel and Secretary

Date: March 4, 2009